Exhibit 10.33

RESIGNATION OF EMPLOYMENT AND CONSULTING AGREEMENT

THIS RESIGNATION OF EMPLOYMENT AND CONSULTING AGREEMENT (“Agreement”) is made and entered into by Richard M. Kiral (“Kiral”) and Oxygen Biotherapeutics Inc. (the “Corporation”).  Throughout this Agreement, the Corporation and Kiral may be collectively referred to as “the parties.”

Whereas, the Corporation currently employs Kiral as President and Chief Operating Officer pursuant to an Employment Agreement dated February 1, 2009 (the “Employment Agreement”);

Whereas, Kiral desires to resign from his position as President and Chief Operating Officer with the Corporation and simultaneously enter into this Agreement with the Corporation effective April 1, 2011 (the “Effective Date”);

Whereas, the Corporation desires to obtain from Kiral and Kiral desires to provide to the Corporation twenty-four (24) months of consulting services beginning on the Effective Date; and

Whereas, the Corporation and Kiral mutually desire to: establish the terms and conditions of Kiral’s post-termination consultancy; terminate their employment relationship on mutually agreeable terms; and avoid all litigation relating to the employment relationship and its termination.

Now Therefore, in consideration of the above and the mutual promises set forth below, Kiral and the Corporation agree as follows:

1.            RESIGNATION.  As of the Effective Date, Kiral hereby resigns from his position as President and Chief Operating Officer of the Corporation and the Corporation accepts such resignation.

2.            CONSULTANCY.

    a.           Consulting Services.  For the period of time commencing on the Effective Date and ending at the end of the twenty fourth month thereafter (the “Consulting Period”), Kiral shall provide such consulting services as may be reasonably requested by the Corporation upon reasonable notice to Kiral and shall report directly to the Corporation’s Chief Executive Officer.  Provided however, no such consulting services shall be provided during the seven (7) day revocation period described in Paragraph 12 below.  In performing the consulting services, Kiral agrees to be available for meetings from time to time at the principal executive offices of the Corporation and elsewhere at such times as may be mutually agreed upon by the parties and agrees to be available for up to ten (10) hours per month. The Corporation agrees to use Kiral’s consulting services for at least eight (8) hours per month during the Consulting Period.

    b.           Consulting Fees.  The Corporation shall pay Kiral consulting fees in the amount of One Hundred and Eighty Five Dollars ($185.00) per hour for consulting services rendered during the Consulting Period.  Such consulting fees shall be paid on the last day of the month following the month in which the services were performed.  In addition, the Corporation shall also pay expenses reasonably incurred by Kiral in rendering consulting services hereunder. Kiral shall submit monthly invoices for his expenses incurred and the Corporation shall pay such expenses within thirty (30) days of receipt of the same.  Notwithstanding the above, any consulting services performed by Kiral during the month of April, 2011 shall be at no charge to the Corporation.  Time spent for travel will not be billable time, except for up to one hour travel time for meeting with local vendors in the State of California.

    c.           Confirmation of Treatment of Stock Options. The Corporation hereby confirms that all stock options issued pursuant to the 1999 Amended Stock Plan of the Corporation (the “Plan”) that are currently held by Kiral (the “Kiral Stock Options”) shall be unaffected by this Agreement and Kiral shall retain all rights related to the Kiral Stock Options pursuant to the terms and conditions of the Plan.  The Corporation further confirms that for purposes of the Kiral Stock Options, the consulting services provided by Kiral pursuant to this Agreement qualify him for treatment as a “Consultant” under the Plan.

3.           INDEPENDENT CONTRACTOR STATUS.  The parties hereby acknowledge and agree that Kiral’s consulting services for the Corporation shall be provided strictly as an independent contractor.  Nothing in this Agreement shall be construed to render him an employee, co-venturer, agent, or other representative of the Corporation.  Kiral understands that he must comply with all tax laws applicable to a self-employed individual, including the filing of any necessary tax returns and the payment of all income and self-employment taxes.  The Corporation shall not be required to withhold from payment of the consulting fee any state or federal income taxes or to make payments for Social Security (FICA) tax, unemployment insurance, or any other payroll taxes.  The Corporation shall not be responsible for, and shall not obtain, worker’s compensation insurance, disability benefits insurance, or unemployment security insurance coverage for Kiral.  Consistent with his duties and obligations under this Agreement, Kiral shall, at all times, maintain sole and exclusive control over the manner and method by which he performs his services.

4.            SEVERANCE BENEFITS.

    a.           Severance Pay.  In addition to the consulting fees paid hereunder, the Corporation  shall pay Kiral severance pay in an amount equal to his current annual salary (less applicable taxes and withholdings), payable in substantially equal installments in accordance with the Corporation’s payroll schedule applicable to Kiral immediately prior to the Effective Date and commencing on the first such payroll date following the tenth (10th) day after this Agreement becomes effective as set forth in Paragraph 12 below (”Severance Pay”).

    b.           Accrued Vacation.  The Corporation shall pay Kiral for any accrued, unused leave that he may have as of the Effective Date.

    c.           COBRA Reimbursement.  In addition, after the revocation period set forth in Paragraph 12 below expires, the Corporation shall reimburse Kiral for premium payments he makes under the Consolidated Budget Reconciliation Act (“COBRA”) to continue his and his family’s health and dental insurance coverage through and including the first anniversary of the Effective Date.  All reimbursements for COBRA payments shall be made as soon as practicable following Kiral’s submission of proof of timely payments to the Corporation; provided, however, that all such claims for reimbursement shall be submitted by Kiral and paid by the Corporation no later than thirteen months following the Effective Date. Any obligation for the Corporation to make payments for COBRA reimbursement under this Paragraph 4(c) shall immediately cease when Kiral is employed by an entity providing health insurance coverage, and Kiral shall promptly inform the Corporation of any such employment.

5.            RESIGNATION FROM BOARD OF DIRECTORS AND ADDITIONAL SEVERANCE PAY.  Kiral agrees to not stand for re-election to the Corporation’s Board of Directors (“Board) at the Corporation’s Annual Meeting of Stockholders in 2011.  Upon his ceasing to serve on the Board, the Corporation shall pay Kiral Two Hundred Thousand and 00/100 Dollars ($200,000.00).  Said payment, the “Additional Severance Pay” shall be paid in four equal quarterly installments (less applicable taxes and withholdings) with the first such payment being made on the day following such cessation of service.

The parties agree that for the remainder of Kiral’s current term as Director he shall not qualify as a Non-Employee Director under the Board of Director’s Compensation Plan currently in effect.  Attendance at the June 2011 Board of Directors Meeting shall be compensated for under the rates set forth in section 2(b) above in the amount of twelve (12) billable hours.

Except as set forth in this Agreement, it is agreed and understood that the Corporation shall not have any obligation to provide Kiral at any time in the future with any payments, benefits, or considerations other than those recited in this Agreement, or those required by law, other than under the terms of any benefit plan which provides benefits or payments to former employees according to their terms.  Kiral further agrees and acknowledges that he is owed no additional payments from the Corporation beyond what may be due to him under this Agreement and specifically acknowledges that he has no further entitlements under any Stock Plan.

6.            CHANGE IN CONTROL.  In the event that the Corporation undergoes a Change in Control prior to the Corporation’s Annual Meeting of Stockholders in 2011, Kiral shall resign from the Board effective as of the effective date of the Change in Control and all of the then outstanding Severance Pay and Additional Severance Pay shall be made in a lump sum (less applicable taxes and withholdings) within ten (10) days following the effective date of such Change in Control.

For purposes of this Agreement, “Change in Control” shall mean a merger or consolidation of the Corporation in which the Corporation is not the surviving entity or a sale of all or substantially all of the assets of the Corporation.

 7.         RELEASE.  In consideration of the benefits conferred by this Agreement, KIRAL (ON BEHALF OF HIMSELF AND HIS ASSIGNS, HEIRS AND OTHER REPRESENTATIVES) RELEASES CORPORATION AND ITS RELATED PARTIES (DEFINED BELOW) ("RELEASEES") FROM ALL CLAIMS AND WAIVES ALL RIGHTS KNOWN OR UNKNOWN, HE MAY HAVE OR CLAIM TO HAVE RELATING TO HIS EMPLOYMENT WITH CORPORATION, ITS PREDECESSORS, SUBSIDIARIES OR AFFILIATES OR HIS SEPARATION THEREFROM arising before the execution of this Agreement, including but not limited to claims:

       (i)           for discrimination, harassment or retaliation arising under federal, state or local laws prohibiting age (including but not limited to claims under the Age Discrimination in Employment Act of 1967 (ADEA), as amended), sex, national origin, race, religion, disability, veteran status or other protected class discrimination, harassment or retaliation for protected activity;

       (ii)           for compensation and benefits (including but not limited to claims under the Employee Retirement Income Security Act of 1974 (ERISA), Fair Labor Standards Act of 1934 (FLSA), Family and Medical Leave Act of 1993 (FMLA), all as amended, and similar federal, state, and local laws);

       (iii)           under federal, state or local law of any nature whatsoever (including but not limited to constitutional, statutory, tort, express or implied contract or other common law); and

       (iv)           for attorneys’ fees.

The release of claims set forth in this Paragraph 7 does not apply to claims for workers’ compensation benefits or unemployment benefits filed with the applicable state agencies, vested retirement benefits or claims described in Paragraphs 8 and 9 below.

For purposes of this Agreement, “Related Parties” means the Corporation’s predecessors, successors, and assigns and its and/or their past, present and future owners, parents, subsidiaries, affiliates, predecessors, successors, assigns, officers, directors, employees, employee benefit plans (together with all plan administrators, trustees, fiduciaries and insurers) and agents.

8.           AGENCY CHARGES/INVESTIGATIONS.  Nothing in this Agreement shall prohibit Kiral from filing a charge or participating in an investigation or proceeding conducted by the U.S. Equal Employment Opportunity Commission or other governmental agency with jurisdiction concerning the terms, conditions and privileges of his employment; provided, however, that by signing this Agreement, Kiral waives his right to, and shall not seek or accept, any monetary or other relief of any nature whatsoever in connection with any such charges, investigations or proceedings.

9.           COVENANT NOT TO SUE.  Kiral will not sue Releasees on any matters relating to his employment arising before the execution of this Agreement, including but not limited to claims under the ADEA, or join as a party with others who may sue Releasees on any such claims; provided, however, this paragraph will not bar a challenge under the Older Workers Benefit Protection Act of 1990 (OWBPA) to the enforceability of the waiver and release of ADEA claims set forth in this Agreement, claims for workers’ compensation, unemployment or vested retirement benefits referenced in Paragraph 7 above, or where otherwise prohibited by law. If Kiral does not abide by this paragraph, then he will (i) return all monies received under this Agreement and Releasees will be relieved of their obligations hereunder, except to the extent that such return and relief would result in invalidation of the release set forth above, and (ii) indemnify Releasees for all expenses they incur in defending the action.

10.           CORPORATION INFORMATION AND PROPERTY AND CONTINUING OBLIGATIONS.  Kiral shall not at any time after his employment terminates or at any time during the Consulting Period disclose, use or aid third parties in obtaining or using any confidential or proprietary information of the Corporation’s nor access or attempt to access any Corporation computer systems, networks or any resources or data that resides thereon except as may be necessary to perform his consulting services hereunder. Confidential or proprietary information is information relating to the Corporation or any aspect of its business which is not generally available to the public, the Corporation’s competitors, or other third parties, or ascertainable through common sense or general business or technical knowledge.  Nothing in this Agreement shall relieve him from any obligations under any previously executed confidentiality, proprietary information, non-competition, or secrecy agreements, including, but not limited to, his obligations under Section 8, “Covenant Not to Compete” and Section 9, “Confidentiality Provision” of the Employment Agreement.

All records, files or other materials maintained by or under the control, custody or possession of the Corporation or its agents in their capacity as such shall be and remain the Corporation’s property.  Except as may be necessary to perform his consulting services hereunder and as agreed to by the parties, Kiral shall: (i) return all of the Corporation’s property including, but not limited to, credit cards; keys; cell phone; access cards; thumb drive(s), laptop(s), mobile communications devices and all other computer hardware and software; records, files, documents, manuals, and other documents in whatever form they exist, whether electronic, hard copy or otherwise and all copies, notes or summaries thereof which he created, received or otherwise obtained in connection with his employment; (ii) permanently delete any Corporation information that may reside on his personal computer(s) or other devices; and (iii) fully cooperate with the Corporation in winding up his work and transferring that work to those individuals designated by the Corporation.

11.          COOPERATION.  Kiral shall cooperate fully with the Corporation in the defense or prosecution of any claims or in connection with any governmental inquiry related to events or occurrences that existed during the term of his employment, which shall include making himself available to meet with counsel to prepare for discovery or trial and be available as a witness on behalf of the Corporation, at the Corporation’s expense, at mutually agreed times.

12.          RIGHT TO REVIEW AND REVOKE.  The Corporation delivered this Agreement to Kiral on March 17, 2011 by hand delivery.  The Corporation desires that Kiral have adequate time and opportunity to review and understand the consequences of entering into this Agreement.  Accordingly, the Corporation advises him:

●	to consult with his attorney prior to executing it; and,

●	that he has at least 21 days within which to consider it.

In the event that Kiral does not return an executed copy of this Agreement to Nancy Hecox at One Copley Parkway, Suite 490, Morrisville, NC 27560 by the 22nd day after he received this Agreement, this Agreement and the obligations of the Corporation herein shall become null and void.  Kiral may revoke this Agreement during the seven (7) day period immediately following his execution of it.  The Agreement will not become effective or enforceable until the revocation period has expired.  To revoke the Agreement, a written notice of revocation must be delivered to Nancy Hecox at the above address.

13.         CONFIDENTIALITY AND NONDISPARAGEMENT.  Until this Agreement is publicly disclosed by the Corporation, Kiral shall keep the terms and provisions of this Agreement confidential, and Kiral represents and warrants that since receiving this Agreement he has not disclosed, and going forward will not disclose, the terms and conditions of this Agreement to third parties, except as follows:  (i) he may reveal the terms and provisions of this Agreement to members of his immediate family or to an attorney whom he may consult for legal advice, provided that such persons agree to maintain the confidentiality of the Agreement and (ii) he may disclose the terms and provisions of this Agreement to the extent such disclosure is required by law.

Kiral represents and warrants that since receiving this Agreement, he (i) has not made, and going forward will not make, disparaging, defaming or derogatory remarks about the Corporation or its products, services, business practices, directors, officers, managers or employees to anyone; nor (ii) taken, and going forward will not take, any action that may impair the relations between the Corporation and its employees, shareholders, or similar agents or that would be detrimental to or interfere with, the Corporation or its business.

14.         RELEASE OF CONSULTANCY CLAIMS.  Kiral and the Corporation covenant and agree that within ten (10) days following the conclusion of the Consulting Period, Kiral shall execute and not revoke a second release agreement releasing the Releasees from any and all claims which he has, or may have against the Releasees from the beginning of Kiral’s consultancy with the Corporation through the date of the release on a form prescribed by the Corporation, which shall be substantially similar to the release contained in this Agreement, except to account for any changes in any  of the applicable laws governing these releases.

15.         SECTION 409A OF THE INTERNAL REVENUE CODE.

A.            Parties’ Intent. The parties intend that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended and the regulations thereunder (collectively, “Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Kiral to incur any additional tax or interest under Section 409A, the Corporation shall, upon the specific request of Kiral, use its reasonable business efforts to in good faith reform such provision to comply with Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to Kiral and the Corporation of the applicable provision shall be maintained, and the Corporation shall have no obligation to make any changes that could create any additional economic cost or loss of benefit to the Corporation.  The Corporation shall timely use its reasonable business efforts to amend any plan or program in which Kiral participates to bring it in compliance with Section 409A. Notwithstanding the foregoing, the Corporation shall have no liability with regard to any failure to comply with Section 409A so long as it has acted in good faith with regard to compliance therewith.

B.            Separation from Service.  A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service.

C.            Separate Payments.  Each installment payment required under this Agreement shall be considered a separate payment for purposes of Section 409A.

D.           Delayed Distribution to Key Employees.  If the Corporation determines, in accordance with Section 409A(a)(2)B)(i) and the regulations promulgated thereunder, in the Corporation’s sole discretion, that Kiral is a specified employee of the Corporation on the date of his separation from service with the Corporation and that a delay in severance pay and benefits provided under this Agreement is necessary for compliance with Section 409A(a)(2)(B)(i), then any payments and any continuation of benefits or reimbursement of benefit costs provided under this Agreement pursuant to such separation from service and not otherwise exempt from Section 409A (including Treasury Regulations Section 1.409A-1(b)(9)(iii)) shall be delayed for a period of six (6) months from the date of such separation from service (the “409A Delay Period”). In such event, any such payments and the cost of any such continuation of benefits provided under this Agreement that would otherwise be due and payable to Kiral during the 409A Delay Period shall be paid to Kiral in a lump sum cash amount in the month following the end of the 409A Delay Period. For purposes of this Agreement, “separation from service” and “specified employee” shall have the meaning set forth in Treasury Regulations Section 1.409A-1(h) and (i), respectively, and, for such purpose the “identification date” shall mean December 31.

16.          Indemnification for 409A Tax Liability Related to Equity Awards.  If Kiral should be assessed any tax liability by any domestic or foreign taxing authority as a result of the non-compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”, and the tax liabilities, interest, and other related costs and expenses incurred thereunder or in connection therewith, the “409A Liabilities”), of any the Kiral Stock Options and/or amendments thereto made by the Corporation to Kiral prior to the date hereof, then the Corporation shall indemnify Kiral to the full extent of such 409A Liabilities; provided, however, that the Corporation shall not indemnify Kiral for any portion of the 409A Liabilities to which the Kiral would otherwise have been subject had the Kiral Stock Options been compliant with Section 409A (the “Non-Covered Liabilities”).  If the Corporation’s indemnification obligation under this Section 16 is satisfied by the Corporation’s reimbursement to Kiral in an amount equal to the 409A Liabilities (or the then applicable portion thereof), such reimbursement shall be paid by the Corporation to the Kiral no later than ten business days after Kiral pays such 409A Liabilities (or the applicable portion thereof). If, subsequent to the Corporation’s payment or reimbursement of the 409A Liabilities, any portion of such liabilities shall become Non-Covered Liabilities, the Kiral shall immediately reimburse the Corporation for such Non-Covered Liabilities.  For the avoidance of doubt, the 409A Liabilities shall be deemed to include, but are not limited to, any interest and penalties to which the Kiral may be subject as a result of the 409A Liabilities, the reasonable fees and expenses of any accountants and/or attorneys engaged to assess any potential 409A Liabilities, negotiate the settlement thereof with applicable taxing authorities, assist in the preparation of Kiral’s income tax returns or any amendments thereto which include any 409A Liabilities and/or assist Kiral with his response to any income tax audit that relates, in whole or in part, to any tax year that includes and 409A Liabilities, and any additional income tax resulting from the Corporation’s indemnification of Kiral relating to the 409A Liabilities.

17.          OTHER.  Except as expressly provided in this Agreement, this Agreement supersedes all other understandings and agreements, oral or written, between the parties and constitutes the sole agreement between the parties with respect to its subject matter. Each party acknowledges that no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement and no agreement, statement or promise not contained in the Agreement shall be valid.  No change or modification of this Agreement shall be valid or binding on the parties unless such change or modification is in writing and is signed by the parties. Kiral’s or the Corporation’s waiver of any breach of a provision of this Agreement shall not waive any subsequent breach by the other party. If a court of competent jurisdiction holds that any provision or sub-part thereof contained in this Agreement is invalid, illegal or unenforceable, that invalidity, illegality or unenforceability shall not affect any other provision in this Agreement.

This Agreement is intended in part, to avoid all litigation relating to Kiral’s employment with the Corporation and his resignation therefrom; therefore, it is not to be construed as the Corporation’s admission of any liability to him - liability which the Corporation denies.

This Agreement shall apply to, be binding upon and inure to the benefit of the parties’ successors, assigns, heirs and other representatives and be governed by North Carolina law and the applicable provisions of federal law, including but not limited to ADEA.

IN WITNESS WHEREOF, the parties have entered into this Agreement on the day and year written below.

KIRAL REPRESENTS THAT HE HAS CAREFULLY READ THE ENTIRE AGREEMENT, UNDERSTANDS ITS CONSEQUENCES, AND VOLUNTARILY ENTERS INTO IT.

/s/ RICHARD M KIRAL	03/28/2011
Richard M. Kiral	Date

OXYGEN BIOTHERAPEUTICS, INC.

/s/ CHRIS J STERN	03/28/2011
By: Chris Stern	Date
Title: Chief Executive Officer